Exhibit 5.1

File:	08-3104
Date:	July 9, 2009

New Gold Inc.
3110 – 666 Burrard Street
Vancouver, BC V6C 2X8

Dear Sirs/Mesdames:

Re: New Gold Inc. (the “Company”) – Registration Statement on Form S-8

We are special British Columbia counsel to the Company. We are writing in reference to the preparation and filing with the United States Securities and Exchange Commission of a Registration Statement (the “Registration Statement”) on Form S-8 under the United States Securities Act of 1933 (the “Act”). We understand that the purpose of the Registration Statement is to register a total of 39,307,425 common shares of the Company (the “Shares”), which are issuable pursuant to the exercise of stock options: (a) which were previously granted or may be granted under the New Gold Inc. Stock Option Plan (2005), as amended on May 3, 2007 (the “New Gold Plan”), (b) which were previously granted under the Metallica Resources Inc. Stock Option Plan, amended and restated as of May 23, 2006 (the “Metallica Plan”) and have been replaced with options issued by the Company, or (c) which were previously granted under the Western Goldfields Inc. 2006 Stock Incentive Plan (the “Western Plan”) or otherwise granted pursuant to agreements with Western Goldfields Inc. (“Western”) and have been replaced with options issued by the Company.

We understand that 9,826,200 Shares are issuable pursuant to the exercise of options previously granted under the New Gold Plan (the “Outstanding New Gold Option Shares”) on the following dates:

(a)	October 12, 2004

(b)	March 10, 2005

(c)	March 22, 2005

(d)	April 14, 2005

(e)	September 19, 2005

(f)	October 25, 2005

(g)	November 1, 2005

(h)	December 22, 2005

(i)	March 8, 2006

(j)	May 29, 2006

(k)	September 5, 2006

(l)	June 29, 2007

(m)	August 7, 2007

(n)	November 29, 2007

(o)	June 8, 2008

(p)	July 8, 2008

(q)	August 4, 2008

(r)	August 13, 2008

(s)	November 11, 2008

(t)	February 17, 2009

(u)	June 2, 2009

and that 25,748,503 Shares may be issued in the future pursuant to the exercise of additional options that may be granted under the New Gold Plan (the “Available Option Shares”).

Pursuant to a statutory plan of arrangement concluded effective June 30, 2008 (the “Metallica Plan of Arrangement”), the Company acquired Metallica Resources Inc. (“Metallica”) and agreed to issue replacement options for the stock options then outstanding under the Metallica Plan, which are now exercisable for Shares of the Company. We understand that 484,005 Shares are issuable pursuant to the exercise of options previously granted under the Metallica Plan (the “Outstanding Metallica Option Shares“).

Pursuant to a statutory plan of arrangement concluded effective June 1, 2009 (the “Western Plan of Arrangement”), the Company acquired Western and agreed to issue replacement options for the stock options then outstanding under the Western Plan and those otherwise granted pursuant to agreements with Western, all of which are now exercisable for Shares of the Company. We understand that 3,248,717 Shares are issuable pursuant to the exercise of options previously granted under the Western Plan or otherwise granted pursuant to agreements with Western (the “Outstanding Western Option Shares“).

With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

For the purpose of giving this opinion we have:

(a)	examined, among other things:

	(i)	copies of minutes of meetings or consent resolutions of the Board of Directors of the Company (the “Board”) dated:

		(A)	October 12, 2004

		(B)	March 10, 2005

		(C)	March 22, 2005

		(D)	April 14, 2005

		(E)	September 19, 2005

		(F)	October 25, 2005

		(G)	November 1, 2005

		(H)	December 22, 2005

		(I)	March 8, 2006

		(J)	May 29, 2006

		(K)	September 5, 2006

		(L)	June 29, 2007

		(M)	August 7, 2007

		(N)	November 29, 2007

		(O)	June 8, 2008

	(P)	July 8, 2008

	(Q)	August 4, 2008

	(R)	August 13, 2008

	(S)	November 11, 2008

	(T)	February 17, 2009

	(U)	June 2, 2009 (in draft only, but contents verified by the Company’s Corporate Secretary)

all of which approve the granting of options under the New Gold Plan, and we assume that such resolutions remain in full force and effect;

(ii)	the Metallica Plan of Arrangement;

(iii)	a Business Combination Agreement dated as of May 9, 2008 between the Company, Peak Gold Ltd. and Metallica (the “Metallica Business Combination Agreement”);

(iv)

copies of minutes of meetings of the Board dated May 9, 2008 and June 17, 2008 approving the Metallica Plan of Arrangement, the Metallica Business Combination Agreement and the reservation of Shares for issuance to the holders of stock options issued under the Metallica Plan;

(v)	the Western Plan of Arrangement;

(vi)	a Business Combination Agreement dated as of March 3, 2009 between the Company and Western (the “Western Business Combination Agreement”);

(vii)

copy of minutes of a meeting of the Board dated March 3, 2009 approving the Western Plan of Arrangement, the Western Business Combination Agreement and the reservation of Shares for issuance to the holders of stock options issued under the Western Plan or otherwise granted pursuant to agreements with Western; and

(viii)

originals or photostatic or certified copies of such corporate records, contracts and instruments of the Company or other corporations, certificates, permits, licenses or orders of public officials, commissions, boards and governmental bodies and authorities, certificates of officers or representatives of the Company or other corporations and such other records, contracts and instruments, all as we believe necessary and relevant as the basis of the opinions set forth herein; and

(b)

considered such questions of law and examined such statutes, regulations and orders, certificates and other documents and have made such other examinations, searches and investigations as we have considered necessary for the purpose of rendering this opinion.

In reviewing such documents, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all documents submitted to us as originals or certified copies and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies or facsimiles and the authenticity of all originals of such documents.

As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, representations and warranties contained in documents and certificates and oral or written statements and other information of or from representatives of the Company and others and assume compliance on the part of all parties to the documents with their covenants and agreements contained therein. We also have assumed that any future changes to the terms and conditions of the New Gold Plan will be duly authorized by the Company and will comply with all applicable laws.

The opinions expressed in this letter are subject to the following exceptions and qualifications:

(a)	we do not express any opinion with respect to the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada specifically applicable therein; and

(b)	our opinions are based on facts, legislation and regulations in effect on the date hereof.

Based upon the foregoing and subject to the limitations, exceptions, qualifications and assumptions set forth herein, we are of the opinion that:

1.

the issuance of the Outstanding New Gold Option Shares has been duly and properly authorized, and the Outstanding New Gold Option Shares will, upon the due and proper exercise of options granted under the New Gold Plan, be validly issued as fully paid and non-assessable common shares of the Company;

2.

the issuance of the Outstanding Metallica Option Shares has been duly and properly authorized, and the Outstanding Metallica Option Shares will, upon the due and proper exercise of options granted under the Metallica Plan, be validly issued as fully paid and non-assessable common shares of the Company;

3.

the issuance of the Outstanding Western Option Shares has been duly and properly authorized, and the Outstanding Western Option Shares will, upon the due and proper exercise of options granted under the Western Plan or otherwise granted pursuant to agreements with Western, be validly issued as fully paid and non-assessable common shares of the Company; and

4.	the Available Option Shares will, upon:

(a)

the grant of one or more options under the New Gold Plan, the allotment for issuance of Available Option Shares under such options, and the fixing of a price for such Available Option Shares in accordance with the New Gold Plan, by the Board; and

(b)

receipt by the Company of payment in full for each such Available Option Share to be issued and the issuance of such Available Option Shares in accordance with the terms of a binding option agreement and the New Gold Plan;

be duly and properly authorized and be validly issued as fully paid and non-assessable common shares of the Company.

Consent is hereby given to the use of our name in the Registration Statement, and to the filing, as an exhibit to the Registration Statement, of this opinion. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Yours truly,

“Bull, Housser & Tupper LLP”